EXHIBIT 99.1

[USF LETTERHEAD]

FOR IMMEDIATE RELEASE

USF CORPORATION PROVIDES FIRST QUARTER UPDATE

(Chicago -April 7, 2005) USF Corporation (NASDAQ:USFC) today announced that it expects diluted earnings per share, excluding significant items, for the first quarter of 2005 to be in the range of $0.12 to $0.16, versus $0.32 for the prior year period. Further details regarding USF’s first quarter 2005 results from operations will be provided when the company reports its earnings on April 22, 2005.

•	Primary reasons for year-over-year decline in diluted earnings per share, excluding significant items:

•	Slowdown in automotive sector resulted in reduced volumes and productivity in Midwest region

•	Slower than anticipated growth in the Northeast for the first quarter of 2005

•	Southeast region remains very competitive from both a density and pricing perspective

•	Highlights for the first quarter of 2005, excluding significant items:

•	High single digit year-over-year LTL revenue growth

•	Mid-single digit year-over-year LTL tonnage growth

•	USF Glen Moore and USF Logistics performing at or above expectations

The Company’s first quarter 2005 results will be announced on Friday, April 22nd before the market opens. A conference call for shareholders and the investment community will be held at 7:30am CDT (8:30am EDT). Those wishing to participate should dial 1-800-322-0079. Callers should dial in 5 to 10 minutes prior to the start of the call. A telephone replay will also be available. To use the dial-in access, call 1-877-519-4471, PIN number 5920051 after 10:30am (CDT). The telephone replay will be available for seven days. After that time a transcript of the call will be available at http://ir.usfc.com .

A live broadcast of the conference call will be available through the Company’s Web site at www.usfc.com and also www.streetevents.com. To listen to the call, please go to one of the Web sites at least fifteen minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at both Web sites. The conference call is the sole property of USF Corporation and any rebroadcast or transcription of the event without prior written consent of the Company is prohibited. The Company assumes no responsibility to update any information posted on its Web site.

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, competitor pricing activity, expense volatility, ability to capture cost synergies, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

USF Corporation, a $2.4 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, third party logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:
USF Corporation
James J. Hyland 773.824.2213